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                                                                   EXHIBIT 10.44

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[JENTECH VERWALTUNGSGESELLSCHAFT OHG LETTERHEAD]

                                TENANCY AGREEMENT
                             FOR COMMERCIAL PROPERTY

The following tenancy agreement is concluded between

JENTECH VERWALTUNGSGESELLSCHAFT OHG, Goschwitzer Str. 38, 07745 Jena

represented by its Managing Director Mr. Hans-Joachim Schneider
                                                        (hereinafter the Lessor)

and

BROOKS AUTOMATION GMBH, Goschwitzer Str. 25, 07745 Jena

represented by its Managing Director Mr. Christian Rook
                                                        (hereinafter the Tenant)

                                     SEC. 1

                                RENTED PREMISES

1. The Lessor lets to the Tenant premises pursuant to Schedule 1 in the property at Goschwitzer Strasse 38, Jena-Goschwitz, with a useable area of 596 m(2).

2. The rented premises are let exclusively for use as office, assembly and warehousing space.

3. The Lessor shall only be liable for the rented premises being capable of general commercial use at the time of handing-over. The Tenant itself shall be responsible for obtaining all the official authorisations necessary for the use intended by the Tenant.

     Likewise, the Tenant shall be liable for compliance with all the trade and other official conditions and requirements in connection with the said use, even if such are not yet known at the time of the conclusion of the contract, or are in connection with a requirement associated with changes of use effected with the Lessor's consent.

4. The Tenant shall not be permitted to effect a change to the use specified in No. 2 without the Lessor's prior consent. However, the Lessor may not refuse such consent without sound cause. A

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     sound cause shall in particular be competition protection promised to another tenant or imposed by law.

5. The Tenant has thoroughly inspected the rented premises and has satisfied itself of their condition. It accepts the rented premises in the condition in which they are at the time of the start of the tenancy.

6. The Lessor shall however effect the following renovation measures at its own expense by August 8, 2003:

     a)   Painting repairs, basic cleaning of walls, windows, facilities.

     b)   Repair of wicket gate

     c)   Installation of motor drive for both rolling doors

     d) Installation of additional heating elements as per Tenant's specifications

     e)   Installation of smoke alarms

     f)   Adjustment of lighting to new premises, illumination level 1000 Lux

     g)   Additional electricity sockets as per Tenant's specifications

6. The Tenant shall carry out renovation measures according to its own desires and at its own expense. These shall be specifically the following measures:

- data communications connection of the rented premises to the Brooks headquarters via laser optical cable

-    mounting of company signs and signposts (in consultation with the Lessor)

-    installation of blinds (in consultation with the Lessor)

- division of the entire area into separate working areas by means of dry construction walls

-    conductive flooring in some areas

-    installation of compressed air

7. The Tenant can in consultation with the Lessor renovate the rented premises at its own expense according to its requirements and develop it subject to the provisions of Sec. 7 No. 1.

                                     SEC. 2

                         MONTHLY RENT/INDEXATION CLAUSE

1. Taking into account Sec. 16 (No. 7), the monthly basic rent for the area let pursuant to Sec. 1 shall be

          Euro 291.20 (Euro 7.20 per m(2)) plus the VAT applicable at any time, currently 16 %

2. If the price index officially determined and published by the Federal Statistical Office for the Federal Republic of Germany for the cost of living for all households in Germany as a whole (basis 1995 = 100 points) increases by 5% or more as against the level at the time of the conclusion of the

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     contract, the Lessor shall be entitled to adjust the rent by the same percentage ratio. Such change shall have effect in the month following the month in which the Lessor has declared the increase of rent in reliance on its right to determine performance.

3. In each case of a further change of the index by 5% and more as against the level on which the preceding adjustment is based, the Lessor shall be entitled to effect a further adjustment on the basis of the last rent at the time. No. 2 sentence 2 shall apply mutatis mutandis.

4. If during the term of the contract a recalculation of the index is published, the calculation shall transfer to the new original calculation. The time of the transfer shall be the month from which the Euro amount of the index was last adjusted. Payment obligations for the past shall be regarded as concluded; the amounts paid will not be recalculated with retroactive effect on the basis of a recalculation of an index.

                                     SEC. 3

                    TENANCY PERIOD AND NOTICE OF TERMINATION

1.   The tenancy shall commence on July 15, 2003.

2.   The tenancy is concluded for a fixed term of three years until July
     14,2006.

     After expiry of the tenancy period, the tenancy shall be transformed into a tenancy without time limit that can be terminated by either of the parties at six (6) months' notice with effect from the end of any quarter by registered letter.

3. The Lessor can terminate the tenancy agreement with immediate effect without notice in the event of sound cause, in particular if:

     a) the Tenant is in default with the payment of the rent and/or advance payments of secondary charges, and if the amount in arrears has reached two gross monthly rents; the Tenant's right under Sec. 543 Para. 2 sentences 2 and 3 of the Civil Code shall remain unaffected.

     b) insolvency or debt composition proceedings are commenced with respect to the Tenant's assets or are dismissed for lack of assets.

     c) the Tenant is guilty of an unreasonable nuisance as against other tenants or the Lessor and continues such despite a written warning by the Lessor.

     d)   the Tenant fails to comply exactly with the agreements in Sec. 12.

4. In the event of notice of termination pursuant to No. 3, the Tenant shall be liable for the total or partial loss of the rent agreed in this contract that might occur, for secondary charges unrelated to consumption or other services unrelated to consumption, from the vacating of the premises for a period that corresponds with the ordinary notice period of six months pursuant to No. 2 sentence 6. The Lessor must allow the value of the expenditure saved and of such advantages that it obtains from a different exploitation of the use, in particular a new tenancy, to be set off.

     The Lessor's other claims for damages shall remain unaffected.

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                                     SEC. 4

                                SECONDARY CHARGES

1. In addition to the rent, the Tenant shall be responsible for the operating and secondary charges. These shall be settled each year, at the latest within one year after expiry of the preceding account period. Both contracting parties shall be obliged to settle the operating charges account within thirty calendar days after presentation.

     If the tenancy is terminated during the account period, the operating costs shall be allocated on the occasion of the next statement of account in the proportion between the tenancy period and the account year. The Tenant shall be entitled to inspect and verify the documents for the statement of account for operating charges during the Lessor's usual business hours by prior arrangement.

2.   The operating charges shall be

-    the regular public charges on the land, in particular land tax,

- the costs for water supply (water consumption, basic charge, rent of meter, etc.), there being a total cost meter for the site, the costs being distributed according to rented area.

-    costs of water disposal,

- costs of the heating system (consumption, operating power, costs of operation; supervision and maintenance of the facility, regular inspection of operational capacity and operating safety including adjustment by a specialist, cleaning the system, costs for the measurements pursuant to the Federal Emissions Prevention Act, the costs of determining consumption including the costs of calculation and distribution),

- the costs of hot water supply (consumption, costs of water heating, maintenance, operating and cleaning costs),

- the costs of operating the lift (costs of operating power, costs of supervision, monitoring and maintenance of the system, the regular inspection of operating safety and operational capacity),

-    costs of road cleaning and waste disposal,

-    costs of vermin prevention,

-    costs of the maintenance of the outside facilities,

- lighting costs (costs for electricity for outside lighting, lighting of the parts of the building used jointly by the tenants),

-    costs of chimney sweeping,

-    costs of property and liability insurance,

-    costs for caretaker and building administration,

- costs for the alarm system, costs for guard and surveillance services, telephone charges for the alarm connection, etc.

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     within the meaning of Schedule 3 to Sec. 27 of the Second Calculation
     Regulation, plus statutory value added tax.

3. Other secondary charges shall include the costs of cleaning the facade, the pavement, the communal areas and the cleaning of the outside windows.

4. 30% of the costs of heating and hot water shall be imposed according to usable floor space and 70% according to consumption. The difference between the total of the readings from the individual heating cost meters and the total heating cost meter, resulting from line losses etc., shall be imposed according to the rented surface.

     The other operating and secondary costs shall be charged in the proportion between the area rented by the Tenant and the entire rentable usable floor space of the building.

     The Lessor shall be entitled to adjust a charging formula already determined to changed conditions for sound cause.

5. Costs incurred in the rented premises for cleaning, electricity, telephone etc. shall be settled with the suppliers.

6. The monthly down-payments on the operating and secondary charges shall at the time of the start of the tenancy amount to

                        894.00 Euro (1.50 Euro per m(2))

                         plus statutory value added tax

     plus, following an annual statement of accounts, 1/12 of the last annual charge. They shall be paid together with the rent.

     If costs increase (e.g. as a result of additional consumption, increases to prices and rates), the Lessor shall by unilateral declaration be entitled even during a current account period to adjust the monthly down-payments to the changed conditions with effect for the following month.

7. If charges, fees or other costs in commercial connection with the site are introduced, increased or if new operating costs are introduced, they can be charged by the Lessor and a reasonable advance payment determined for such.

8. The Lessor shall be entitled to charge the Tenant pro rata for any necessary costs of administration and surveillance of the property to a reasonable and usual extent. In settlement of these charges, it can introduce new monthly down-payments by means of a unilateral written declaration. Otherwise, the above provisions shall apply mutatis mutandis.

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                                     SEC. 5

                    PAYMENT OF THE RENT AND SECONDARY CHARGES

1. The rent, the down-payments on secondary charges and all payments due that concern the tenancy shall be payable monthly in advance to the Lessor's account to be notified by the latter, such that the funds are on the account at the latest by the third working day of the month. If direct debit is agreed, the Tenant shall ensure sufficient cover on the account to be charged.

     The Lessor's account at the time of the conclusion of the contract is:

     Recipient         : Jentech Verwaltungsgesellschaft OHG
     Account No.       : 260312
     Bank              : Sparkasse Jena
     Sort code         : 83053030

2. The Tenant shall only be entitled to offset counter claims or exercise a right of retention with respect to the rent and secondary charges if the counter claims are undisputed or have been determined with final legal effect.

     For the rest, Sec. 10 shall apply.

                                     SEC. 6

     MAINTENANCE OF THE RENTED PREMISES, LINES, FACILITIES AND EQUIPMENT, LIABILITY FOR DAMAGE

1. The Tenant shall treat the rented property, its equipment, the site, including all communal facilities and outside facilities with care and consideration. The Tenant shall be liable to pay compensation for any losses and any expenditure incurred by the Lessor as a result of fault on the part of the Tenant or its vicarious agents.

2. The Tenant shall be responsible for the due cleaning, ventilation and heating of the rented property. It shall assume responsibility for maintenance of and repairs to the rented property and its equipment (e.g. electrical and sanitary installations, locks, glass panes, sun protection equipment, etc.) up to an amount of EUR 400.- in the individual case and up to 9% of the basic rent in the year. In addition, it shall have all interior decorative repairs (e.g. replacement of the coatings on walls, ceilings, doors, window frames and radiators, cleaning of the carpets) carried out professionally at regular and reasonable intervals at its expense in the premises rented by it.

3. If the Tenant fails to comply with or duly comply with its obligations pursuant to the above paragraphs within a reasonable period despite a written demand, the Lessor shall be entitled to arrange for the necessary work at the Tenant's expense without setting a further grace period. In the event of damage that involves the threat of a risk or in the event that the Tenant's whereabouts are unknown, there shall be no need for a warning.

4. If in the event of damage or the blocking of pipes it is not possible to determine which tenant has caused them, all tenants whose premises are above the point in question shall be liable jointly and severally.

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5.   If keys are lost, the Tenant shall bear the costs of replacement and any changes to the locks and locking groups.

6. The Tenant shall notify the Lessor immediately and in writing of any damage or defects to the rented property and the communal facilities that are within the rented property. If the Tenant fails to make such notification, it shall be liable to pay compensation for the resulting damage.

7. The Tenant shall prove that damage occurring in its exclusive area of risk is not due to its fault or the fault of persons for which it is responsible.

                                     Sec. 7

     STRUCTURAL ALTERATIONS BY THE TENANT AND THE TREATMENT THEREOF WHEN THE PREMISES ARE VACATED

1. Structural alterations effected by the Tenant, in particular conversions, fittings, installations, etc. shall require the Lessor's prior written consent unless the structural alterations are covered by the contractual use of the rented property. If structural changes are carried out, the Tenant shall be responsible for obtaining all official authorisations that might be necessary. It shall bear all the costs for authorisations, execution and operation / maintenance. The Tenant shall also be liable for all damage that is culpably caused by it in connection with the measures effected.

2. The Tenant intends to effect installations and structural changes that are necessary for the commencement of its business activity in the rented premises. The corresponding planning has been coordinated with the Lessor and follows from Sec. 1 No. 6 of the Tenancy Agreement. The Lessor's consent pursuant to No. 1 sentence 1 is deemed to be granted for these structural changes listed.

3. When the Tenant vacates the premises, the Lessor shall be entitled to demand that the Tenant re-establish the original condition. The Lessor cannot demand return to original condition if the tenancy relationship between the parties or between the Lessor and a subsequent tenant willing to take over the installations and structural changes is in effect beyond December 31, 2009.

4. When the Tenant vacates the premises, the Lessor shall be entitled to demand that the Tenant leaves the premises clean and in a condition corresponding with the provisions of Sec. 6.

                                     SEC. 8

                IMPROVEMENTS AND STRUCTURAL CHANGES BY THE LESSOR

     The Lessor shall be entitled to effect improvements and changes necessary for the maintenance of the building or the rented premises or to prevent threatening risks or to remedy damage, even without the Tenant's consent. Works that are not necessary but appropriate shall require the Tenant's consent, but may only be refused for sound cause. The Tenant shall keep the rooms concerned accessible. It shall neither delay nor prevent nor place obstacles in the way of the implementation of the works.

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                                     SEC. 9

    PROVISION AND USE OF HEATING, VENTILATION, ELECTRICITY AND OTHER SERVICES

1. The basic heating will be operated according to the requirements at any time of the entirety of the tenants. The settlement of accounts for heating costs will be according to consumption on the basis of the technical conditions.

                                     SEC. 10

                               LESSOR'S LIABILITY
                INSURANCE OF THE OBJECTS INTRODUCED BY THE TENANT

1. The Tenant shall have no liability claims against the Lessor and its vicarious agent, in particular resulting from the contract, the breach of pre-contractual obligations or other losses, unless the Lessor's and its vicarious agents' conduct is deliberate or grossly negligent.

2. the Lessor shall not be liable for interruptions to the supply of water, gas or electricity, the heating, the lift system and other facilities unless such interruptions are due to a deliberate or grossly negligent infringement of its obligations by itself or its vicarious agents.

3. The Lessor shall assign any claims against third parties to the Tenant if such is necessary for the settlement of the losses.

4. The Tenant shall be responsible for obtaining sufficient insurance for the objects introduced by it.

                                     SEC. 11

                   ACCESS TO THE RENTED PREMISES BY THE LESSOR

1. The Lessor or its representative is entitled by prior arrangement to access the rented premises during business hours to inspect the condition.

2. If the Lessor wishes to sell the site, it or its representative shall be entitled to access the rented premises with the potential purchasers at any time during business hours, with sufficient prior notice.

     If notice has been given of the tenancy relationship, the Lessor or its agent shall be entitled to access the premises together with potential tenants at any time during business hours with sufficient prior notice.

3. In all cases, the premises can only be accessed in the company of the Tenant or its representative.

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                                     SEC. 12

                                   SUBLETTING

A sub-tenancy or transfer of the use to a third party shall in any event require the Lessor's written consent. The consent shall be deemed to be given to affiliated enterprises.

                                     SEC. 13

                             COMPETITION PROTECTION

As a general principle, the Tenant shall not be entitled to competition protection.

                                     SEC. 14

                                 ADVERTISEMENTS

The Lessor's written consent shall be required for the affixation of advertisements or lettering within the entire site, in particular, however, on the building facade. The Lessor shall only be entitled to refuse consent for sound cause. The Tenant shall at its own expense and risk obtain any necessary official authorisations. The costs for production, mounting, operation, removal and if necessary the reestablishment of the original condition shall be borne by the Tenant.

                                     SEC. 15

                              DEPOSIT/LESSOR'S LIEN

1. For all claims to which the Lessor is or shall in future be entitled as against the Tenant on the basis of the tenancy, the Tenant shall for the term of the tenancy lodge with the Lessor an absolute bank guarantee to the amount of three gross monthly rents (basic rent plus secondary charges and value added tax), at the latest at the time of the signing of this tenancy agreement. At the Tenant's request, however, the amount of deposit may also be lodged with the Lessor. In such event, the amount lodged shall be invested separately from the Lessor's assets and shall bear interest at the discount rate.

     The Lessor shall be entitled at any time to satisfy any claims against the Tenant resulting from the tenancy agreement from the deposit provided without recourse to the courts.

     The deposit shall be increased by the same percentage and at the same time as the rent agreed in Sec. 2 of this agreement increases, provided that the amount to be topped up amounts to at least Euro 200.-.

2. The guarantee shall be returned to the Tenant after a period of six months after return of the rented property. Until expiry of this period, the Tenant shall not be permitted either to offset its claims against the Lessor or to demand the return of the deposit deposited with the Lessor.

3. As a general principle, the assignment in whole or in part of the claims to repayment of the deposit shall be excluded.

4. The Lessor shall be entitled to the statutory lien to objects introduced by the Tenant. The Tenant is aware that the objects subject to the lien may not be removed from the rented property without the Lessor's consent unless such removal is permitted by law.

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                                     SEC. 16

                            MISCELLANEOUS PROVISIONS

1. The Lessor shall be entitled to issue house rules regulating inter alia the use of the rented property, the communal facilities and other matters concerning all the tenants.

2.   The following Schedules shall be an integral part of this agreement:

     Schedule 1 Site plan of the site at Goschwitzer Strasse 38 and ground plan of the rented area

     Schedule 2    Location of the outdoor car parking spaces

3. Subsequent amendments and additions to this agreement shall only be valid if set out in writing and either signed by both parties or counter-confirmed in writing. This shall not affect amendments that result from Sec. 16 (No. 7).

4. If one or more of the above provisions shall be or become invalid or void for whatever reason, the remaining provisions shall nevertheless remain in force.

5. Invalid or void provisions shall be replaced by the contracting parties by provisions that correspond with the intended commercial purpose.

6. A plurality of tenants shall be liable jointly and severally for the performance of all the obligations and claims resulting from this agreement.

7. The parties hereto are agreed that at the start of the tenancy impairments may result from unforeseen circumstances during the renovation/conversion works required by the Tenant and that these restrictions shall not lead to a reduction of the rent. This shall not apply to delays as a result of obligations assumed by the Lessor on the basis of the duty to renovate pursuant to Sec. 1 No. 5.

8. The handling-over of the rented premises shall be set out in a record of delivery.

     The Lessor undertakes to remedy the defects listed in the record of delivery within a minimum of time.

9. The Tenant shall be entitled to 8 car parking spaces free of charge (area in front of the rented property). The location of the outdoor car parking spaces is shown in Schedule 2 to this agreement. Other parking spaces shall be rented on the basis of separate agreements.

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10.  A space for the location of a waste container is available to the Tenant.
     The space shall be all by the Lessor.

1l. The legal venue for any disputes resulting from this agreement shall be Jena.

Jena, July 2, 2003

              - TENANT-                                     - LESSOR -
        Brooks Automation GmbH                               JENTECH
                                                  Verwaltungsgesellschaft oHG

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